Exhibit 99.1

Caterpillar Financial Services Corporation
4Q 2021 Earnings Release
January 28, 2022

FOR IMMEDIATE RELEASE

Cat Financial Announces 2021 Year-End Results

Full-Year 2021 vs. Full-Year 2020
Cat Financial reported revenues of $2.56 billion for 2021, an increase of $12 million compared with 2020. Profit was $505 million for 2021, a $212 million, or 72%, increase from 2020.
Profit before income taxes was $695 million for 2021, a $261 million, or 60%, increase from 2020. The increase was primarily due to a $196 million decrease in provision for credit losses and a $100 million favorable impact from returned or repossessed equipment, partially offset by a $96 million increase in general, operating and administrative expenses, mostly due to higher short-term incentive compensation expense.
The provision for income taxes reflected an annual tax rate of 26% for 2021, compared with 29% for 2020. The decrease in the annual tax rate was primarily due to changes in the geographic mix of profits.
During 2021, retail new business volume was $13.10 billion, an increase of $2.34 billion, or 22%, from 2020. The increase was driven by higher volume across all segments with the exception of a slight decrease in Caterpillar Power Finance.
At the end of 2021, past dues were 1.95%, compared with 3.49% at the end of 2020. Past dues decreased across all portfolio segments as global markets generally improved. Write-offs, net of recoveries, were $205 million for 2021, compared with $222 million for 2020. As of December 31, 2021, the allowance for credit losses totaled $337 million, or 1.22% of finance receivables, compared with $479 million, or 1.77% of finance receivables at December 31, 2020.
Fourth-Quarter 2021 vs. Fourth-Quarter 2020
Cat Financial reported fourth-quarter 2021 revenues of $643 million, an increase of $27 million, or 4%, compared with the fourth quarter of 2020. Fourth-quarter 2021 profit was $122 million, a $26 million, or 27%, increase from the fourth quarter of 2020.

Fourth-quarter 2021 profit before income taxes was $179 million, a $57 million, or 47%, increase from the fourth quarter of 2020. The increase was primarily due to a $53 million favorable impact from returned or repossessed equipment and a $39 million decrease in provision for credit losses, partially offset by a $33 million increase in general, operating and administrative expenses, mostly due to higher short-term incentive compensation expense.
The provision for income taxes reflected an effective tax rate of 30% in the fourth quarter of 2021, compared with 20% in the fourth quarter of 2020. The increase in the effective tax rate was primarily due to changes in the geographic mix of profits.
During the fourth quarter of 2021, retail new business volume was $3.42 billion, an increase of $313 million, or 10%, from the fourth quarter of 2020. The increase was driven by higher volume across all segments with the exception of a decrease in Asia/Pacific.
"We were pleased with the overall performance of our business during 2021, especially the strong health of our global portfolio and solid operational results delivered by our dedicated global team," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. “We continue to focus on expanding our ability to serve our customers through financial services solutions."
About Cat Financial
Celebrating 40 years in 2021, Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Kate Kenny, 309-361-9333 or Kenny_Kate@cat.com

STATISTICAL HIGHLIGHTS:

FOURTH-QUARTER 2021 VS. FOURTH-QUARTER 2020
(ENDED DECEMBER 31)
(Millions of dollars)

	2021	2020	CHANGE
Revenues	$643	$616	4%
Profit Before Income Taxes	$179	$122	47%
Profit (excluding profit attributable to noncontrolling interests)	$122	$96	27%
Retail New Business Volume	$3,422	$3,109	10%
Total Assets	$32,387	$31,991	1%

FULL-YEAR 2021 VS. FULL-YEAR 2020
(ENDED DECEMBER 31)
(Millions of dollars)

	2021	2020	CHANGE
Revenues	$2,562	$2,550	—%
Profit Before Income Taxes	$695	$434	60%
Profit (excluding profit attributable to noncontrolling interests)	$505	$293	72%
Retail New Business Volume	$13,097	$10,759	22%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the ongoing global coronavirus pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.